Exhibit 16.1

12361 Lewis St Ste 202 Garden Grove, CA 92840 Phone (714)-820-3316 Fax (714)-333-4992

July 6, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners,

We have reviewed form 8-K of Future FinTech Group Inc., which we understand its change of auditor. We agree with the statements made regarding our firm. We have no disagreement with the statements described in form 8-K.

Very truly yours,

/s/ Fortune CPA Inc.